Schedule A

BARON ETF TRUST

December 4, 2025

Series of Shares

Baron First Principles ETF

Baron Global Durable Advantage ETF

Baron SMID Cap ETF

Baron Technology ETF

Baron Financials ETF

Baron Emerging Markets ETF

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